Exhibit 10.15

April 1, 2011

Joseph B, Burton
739 Alden Lane
Livermore, CA 94550

Dear Joe,
On behalf of Plantronics, Inc., the “Company” I am pleased to offer you the position of Senior Vice President of Engineering and Chief Technology Officer reporting to me. Your first day of employment is anticipated to be on or about May 2, 2011.
This letter outlines the terms of your employment with the Company, your compensation and benefits, as set forth below:

•	Annual Base Salary

◦	$350,000 per year, payable biweekly.

•	Executive Incentive Plan

◦	65% of your annual salary or $227,500

◦
A portion of this award opportunity (currently 32.5%) will be tied to achieving Annual Corporate Financial Performance and be paid annually. The actual award earned will be determined as soon as practical after the end of each fiscal year and will range between zero and two times (0x - 2x) the opportunity for the portion of the plan tied to Annual Corporate Financial Performance.

◦
The remaining portion of the award opportunity (currently 32.5%) will be tied to achieving Product Group/Segment or Functional Goals. The actual award earned for each quarter will be determined as soon as practical after the end of each fiscal quarter and will range between zero and one times (0x - 1x) the opportunity for the portion of the plan tied to Product Group/Segment or Functional Goals. This portion of the bonus will be paid at the end of the fiscal year if Plantronics meets or exceeds the Annual Corporate Financial Performance threshold.

◦
The purpose of the Plantronics, Inc. Executive Incentive Plan (“EIP” or the “Plan”) is to focus participants on achieving company-wide financial performance goals as well as product group, segment, or functional objectives and individual performance goals by providing the opportunity to receive annual cash payments based on performance.

•	Target Total Cash Compensation

◦	$577,500 per year based on the compensation elements shown above.

•	Maximum Total Cash Compensation

◦	$691,250 per year based on the compensation elements shown above.

•	Hire-On Bonus

◦
$500,000 Hire-on bonus, payable in two payments. The first payment of $250,000 will occur in your first paycheck once you are an employee of Plantronics. You agree that should you voluntarily terminate your employment with Plantronics within two (2) years of your hire date, you will reimburse Plantronics the amount of this first payment according to the following schedule:  100% if you voluntarily leave within one year; 50% if voluntarily leave between years 1 and 2; and 0% is owed after 2 years.  Your second payment of $250,000 will occur in your first paycheck after you've been employed for one year with Plantronics. You agree that should you voluntarily terminate your employment with Plantronics within two (2) years of this second payment date, you will reimburse Plantronics the amount of this second payment according to the following schedule:  100% if you voluntarily leave within one year; 50% if voluntarily leave between years 1 and 2; and 0% is owed after 2 years. Both payments are subject to applicable IRS guidelines.

•	Car Allowance

◦	A car allowance of $8,280 per year, payable bi-weekly, will be provided to you in lieu of mileage reimbursement.

•	Stock Options

◦
20,000 option shares. The Grant Date of your stock options shall be the date that you commence your regular employment with Plantronics. The stock option will be priced at the closing price on the NYSE on your start date. 33% of the Shares subject to this Option shall be vested on the one year anniversary of the Grant Date.  Thereafter, 1/36 of the shares subject to the option shall vest on the same date of each month; so as to be 100% vested on the three year anniversary of the Grant Date.  All vesting is subject to Optionee remaining as an

Associate on the relevant vesting dates.

•	Restricted Stock Awards

◦
25,000 restricted stock awards subject to Board of Directors approval. The price will be at par value of $0.00 and the award will be effective on your first day of employment. The shares will vest over four (4) years. The normal amount that vests per year will be 25% of the total.

•	Restricted Stock Units

◦
25,000 restricted stock units subject to Board of Directors approval. The price will be at par value of $0.00 and the award will be effective on your first day of employment. The shares will vest over four (4) years. The normal amount that vests per year will be 25% of the total.

•	General Benefits

◦
You will be eligible to participate in Company benefit programs as available or become available to other similarly situated associates of the Company, subject to the generally applicable terms and conditions of each program. The continuation or termination of each program will be at the discretion of the Company. Life, Medical, Dental and Disability coverage will begin on your first day of employment.

•	Executive Benefit Program

◦	Executive Health and Welfare Benefits

▪	Up to $50,000 per year reimbursement for medical services not otherwise covered.

◦	Vacation

▪	4 weeks of vacation accrual per year, subject to an 320 hour accrual cap

◦	Designed Compensation Program

▪	Detail on Attachment A

•	401(k)

◦
You are eligible to join the Plantronics, Inc. 401(k) plan at any time. You may contribute a pre-tax salary reduction % between 1% and 50%. Plantronics will match 50 cents for every $1.00 you save up to 6% of your pre-tax income. The matching is 100% vested immediately. Plantronics, Inc. also makes a non-elective employer contribution of 3% of your base salary on a bi-weekly basis to the 401(k).

This formal notification of our offer of employment is subject to the terms set forth in the Plantronics Employment Application and is contingent upon satisfactory background verification, receipt of an original application, a final review of references, and the approval of the BOD.
For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
Please be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

You agree that, during the term of your employment with the Company, you will devote substantially all of your professional time to your responsibilities at Plantronics, and you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.
As a Company associate, you will be expected to abide by company rules and standards as presented in our Associate Handbook and our World Wide Code of Business Conduct and Ethics. As a condition of your employment, you will also be required to sign and comply with an Associate Patent, Secrecy And Invention Agreement which requires, among other provisions, (i) the assignment of patent, copyright and other intellectual property rights to any invention made during your employment at the Company, and (ii) non-disclosure of proprietary information.

To indicate your acceptance of the Company's offer of employment as stated above, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by Plantronics CEO and you.
Joe, I look forward to working with you and having you as a member of the team!

Sincerely,
PLANTRONICS, INC.
/s/ Ken Kannappan
Ken Kannappan
President & CEO

Agreed to and accepted:

Signature:	/s/ Joe Burton

Printed Name:	Joe Burton

Received offer Date:	4/1/11

Confirmed Start Date:	5/23/11

This offer expires one week from the date listed on the first page.
Please either mail or fax, (831) 426-0136, a signed original to indicate acceptance of offer.